Exhibit 99.1
JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000
Press Release

For More Information, call: 845-482-4000
Contact: Wayne V. Zanetti, President — CEO	For Release
February 26, 2010
Jeffersonville Bancorp Revises Fourth Quarter and Full Year 2009 Earnings
JEFFERSONVILLE, N.Y., February 26, 2010 (PRIME NEWSWIRE)—Jeffersonville Bancorp, Inc. (NASDAQ — JFBC) announced today revised financial results for its year ended December 31, 2009. Based on information that became available subsequent to the Company’s earnings release on February 10, 2010, the Company determined it prudent to record an additional loan loss provision of $500,000 for the fourth quarter of 2009.
This provision is in addition to the $300,000 originally expensed for the fourth quarter of 2009. Revised net income for the quarter and year ended December 31, 2009 were $636,000, or $0.15 per share, and $3,084,000, or $0.73 per share, down from $936,000, or $0.22 per share, and $3,384,000, or $0.80 per share, respectively, previously reported for those periods.
The revised earnings are down from the net income of $2,633,000, or $0.63 per share, for the fourth quarter of 2008 and up from $2,702,000, or $0.64 per share, for the year ended December 31, 2008. The fourth quarter 2008 earnings included a non-recurring tax benefit of $1,908,000 related to the impairment charge the Company took on its investment in FHLMC preferred stock during the third quarter of 2008.
A complete description of the Company’s provision for loan losses will be included in the Company’s Annual Report on Form 10-K expected to be filed with the Securities and Exchange Commission on or about March 30, 2010.

As previously reported, a cash dividend in the amount of thirteen cents $0.13 on the common stock of the Company was declared at the February 9, 2010 meeting of the Board of Directors. The dividend is payable on March 1, 2010 to stockholders of record at the close of business on February 19, 2010.
Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville “Jeff Bank”. As of December 31, 2009, Jeff Bank maintained ten full service branches in Sullivan County New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello and Wurtsboro. In January 2010, an eleventh branch was opened in Bloomingburg.